Exhibit 14.1
Bowhead Specialty Holdings Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

(Effective May 23, 2024)
I.INTRODUCTION
Bowhead Specialty Holdings Inc. (together with its subsidiaries, the “Company”) is committed to conducting its business in compliance with the law and the highest ethical standards and to promoting ethical and honest behavior. As part of this commitment, all directors, officers and other employees of the Company, as well as independent contractors (collectively, “personnel”) must comply with this Code of Business Conduct and Ethics (this “Code”), which has been adopted by Bowhead’s Board of Directors (the “Board”). This Code is in addition to Bowhead’s other corporate policies and procedures.
We are committed to establishing an environment that encourages and allows employees to seek and receive prompt guidance as to questionable conduct so that they do not engage in conduct that is unlawful, unethical or that creates a real or perceived conflict with their duties to the Company. Any individual violating this Code or other Company policies will be subject to disciplinary measures, up to and including termination of employment or service.
II.COMPLIANCE WITH LAWS, RULES AND REGULATIONS
Our products and services are subject to considerable regulatory oversight. All personnel, in connection with their activities related to or on behalf of the Company, are required to comply with applicable laws, rules, standards and regulations of federal, state and local governments, and other appropriate public or private regulatory, listing and standard-setting agencies.
Employment Laws and Practices
Federal and state laws provide employees with a variety of protections and rights. Bowhead is dedicated to the goal of providing equal employment opportunities for all employees and applicants for employment. All employees are required to refrain from any act which is designed to cause, or does cause, unlawful employment discrimination in any aspect of a person’s employment.
Antitrust Laws
Antitrust laws are designed to ensure a fair and competitive free market system where no single company has a monopoly on providing a service or a product. We seek to maintain and grow our businesses through superior products and services—not through improper or anti-competitive practices. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. Therefore, it is very important for you to not engage in any form of agreement or understanding with competitors to fix prices, rig bids, allocate customers or restrict the supply of products or services. Antitrust laws are complex and may vary among different countries and states. If you are unsure of appropriate practices, consult with the Legal Department for additional information and guidance.
Competition and Fair Dealing
Bowhead is committed not only to free competition, but to competition that is fair and ethical. This applies particularly to competitive intelligence gathering and to statements about our products and services and those of our competitors. Bowhead prohibits using illegal or unethical means to obtain confidential information from its business partners or competitors. We also prohibit improperly taking advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of material facts or any other unfair practice.
In addition, you are expected to honor any disclosure or use restrictions on information obtained from former employers or other third parties. If you are unsure whether prior employer information would be considered confidential or subject to use restrictions, you should not use or share information until you have consulted with the Legal Department.
III.PROTECTION AND PROPER USE OF ASSETS
Theft, carelessness and waste have a direct impact on the Company’s profitability. We should protect Company assets and ensure their efficient use. All Company assets should be used for only legitimate business purposes. Such assets are not for personal use. If you become aware of loss, damage, theft, misuse or waste of assets, or have any questions about your proper use of them, you should consult with the Legal Department. Refer to the Company’s Information and Data Security Policy for additional information on properly handling assets that process information.
IV.POLITICAL ACTIVITIES AND CONTRIBUTIONS
The Company strictly adheres to applicable state and federal election laws, which restrict contributions by companies to political candidates or parties or to any other organization that might use the contributions for a political candidate or party. You must comply with all campaign finance and ethics laws. Generally, federal law prohibits the use of Company funds, assets, services, or facilities on behalf of a political party or candidate in an election for a federal office.
If you are aware of any conduct that violates the Company’s policies and procedures related to political activities and contributions, you must immediately notify the Legal Department and refrain from participation in such questionable conduct until you are advised that it is allowable. These policies and procedures are not intended to discourage or prohibit employees from: voluntarily making personal political contributions; participating in the political process on their own time and at their own expense; expressing their personal views on legislative or political matters; or otherwise engaging in political activities. Note, however, you may not receive any reimbursement from corporate funds for personal political contributions.

V.CONFLICTS OF INTEREST
All personnel should engage in honest and ethical conduct, including avoiding any actual or apparent conflicts of interest. A conflict of interest occurs when a person’s private interest interferes, or even appears to interfere, with the interests of the Company. A conflict of interest situation can arise when you engage in an activity that prevents you from objectively or effectively performing your duties to the Company, such as outside employment or when you make significant personal investments in or pursue business opportunities with the Company’s competitors or partners. In these and other conflict of interest situations, it is important that you act in the Company’s best interests, not your own. Officers and directors should also refer to the Company’s Related Person Transactions Policy for additional information.
Duty to Disclose Conflicts of Interest
You are responsible for assessing your own situation, including your outside activities, investments and business and personal relationships, and promptly disclosing to the General Counsel any actual, apparent or potential conflicts of interest. If you have questions about a potential conflict, you should discuss your particular situation with the General Counsel. In addition, if you become aware of a conflict of interest or a potential conflict of interest involving other personnel, you should bring it to the attention of your supervisor or the Legal Department.
Corporate Opportunities
If you become aware of a business or financial opportunity as part of your work with Bowhead, you are not permitted to use any such information or take that opportunity for your own personal gain. You should not use Company property, information or position for personal gain and should not directly or indirectly compete with the Company.
VI.IMPROPER PAYMENTS
Making or receiving improper payments, including bribes, kickbacks or payoffs to or from governmental officials or anyone with whom the Company does business, and payments made with an improper intent, whether made or received directly or indirectly, is strictly prohibited. Participation in arrangements that aid and abet another party to make or receive such a payment is also strictly forbidden. Improper payments need not be in the form of money, but may also include gifts or services.
You should be aware that, with respect to governmental and regulatory officials, it is not necessary that a gift or payment be given with the intent to influence that governmental official to constitute a violation of state or federal law. U.S. federal law also prohibits bribery of foreign and domestic governmental officials. Any request made to you by a governmental or regulatory official for an improper payment, or any action taken or threatened by such an official with the intent of obtaining such a payment, must be reported immediately to the Legal Department. The slightest mistake may expose both you and the Company to criminal prosecution, including the imposition of large fines.

VII.DISCLOSURES
It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that Bowhead files with, or submits to, the U.S. Securities and Exchange Commission or any insurance regulatory authority or organization, and in all other public communications made by the Company. All personnel are required to comply with this policy and to abide by the Company’s standards, policies and procedures designed to promote compliance with this policy. We will maintain books, records and accounts that accurately reflect the Company’s business transactions and assets.
VIII.KEEPING INFORMATION CONFIDENTIAL
One of our most important assets is the information that we generate in the course of business, whether technical, business, financial or otherwise. You must maintain and protect the confidentiality of information entrusted to you by the Company during the course of your employment, service or while carrying out your duties and responsibilities, except when disclosure is authorized by the Company or legally mandated. The obligation to preserve confidential information continues even after you leave the Company.
IX.INSIDER TRADING
You may have access to or become aware of material non-public information relating to the Company or other entities. No director, officer or employee may trade or advise others to trade the Company’s securities while in possession of material non-public information. Using inside information for personal financial benefit or to “tip” others who might make an investment decision on the basis of such information is not only unethical, but a violation of insider trading laws. It is also illegal for any director, officer or employee to trade in the securities of other entities about which they learn material non-public information through the course of their employment or service with the Company. Refer to the Company’s Insider Trading Policy, and contact the Legal Department with any questions.
X.REPORTING ILLEGAL OR UNETHICAL BEHAVIOR
Officers, directors and employees should promptly report suspected violations of laws, regulations or Company policies, including this Code to appropriate personnel, including your managers, the executive officers, or the Board of Directors or relevant committee thereof.
You are expected to demonstrate reasonable grounds for concern and are encouraged to provide sufficient information to permit a thorough investigation of your concerns. Reports of a known or suspected violation, or complaints regarding accounting, internal accounting controls or auditing matters, may also be made anonymously by calling the toll-free hotline at 1-855-662-7233 or accessing the website at safehotline.com. After a potential violation is brought to the Company’s attention, the Company shall promptly perform an evaluation, and to the extent appropriate and necessary, conduct an investigation.

Anti-Retaliation
The Company prohibits any form of intimidation, harassment, threats, discrimination or other retaliation or adverse employment consequence against any employee who reports a complaint in good faith. Any act of alleged retaliation should be reported immediately to the General Counsel.
Legal Protected Communications
Nothing in this Code shall be construed so as to restrict or interfere with your rights or ability to: communicate, without notice to or approval by the Company, with any government agencies as provided for, protected under or warranted by applicable law; participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company; or receive an award from any government agency for information provided to any such government agency.
XI.WAIVERS AND REVISIONS
Waivers of or exceptions to this Code will be granted only in rare circumstances. Any waiver of this Code for a director or officer, or any amendment of this Code, may only be made by Bowhead’s Board of Directors or the appropriate committee of the Board and will be promptly disclosed in accordance with applicable laws, rules and regulations. Waivers for all other employees will be considered by the General Counsel.
XII.CERTIFICATION OF THIS CODE
Due to the importance of adhering to these principles of business conduct and ethics, all personnel are required to submit a certification confirming that they have received this Code, read it, understood it, agree to comply with it and abide the standards and procedures contained therein. Abiding by the standards and procedures outlined in this Code and other Company policies is a condition of continued employment or service with the Company. Any questions as to the issues or interpretation of policies covered in this Code should be directed to the Legal Department.

BOWHEAD SPECIALTY HOLDINGS INC.
ANNUAL COMPLIANCE CERTIFICATION

1. I,                 , of Bowhead Specialty Holdings Inc. have received, read and understand the Code of Business Conduct and Ethics (the “Code”). I agree to comply with each of the terms of the Code.
2. (a)    I have not received any gifts, entertainment or favors in violation of the Code, and confirm my complete compliance with the Code, or
(b)    I have listed below any present or anticipated financial interest, outside employment or other activities and any additional information that might constitute a conflict of interest or a violation of the Code.

I understand that if any changes should occur, I will immediately complete a new Compliance Certification Form.

Executed on __________________

Signature:_________________________________

Name:

Title:

Department: